UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2006

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

98 San Jacinto Blvd., Suite 220
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 2.01 which is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 27, 2006, Stratus Properties Inc.’s (Stratus) wholly owned subsidiary, Stratus 7000 West Joint Venture (Seller), sold its two 70,000-square-foot office buildings at 7000 West William Cannon Drive (7000 West), known as the Lantana Corporate Center, to CarrAmerica Lantana, LP (Purchaser) for $22.3 million. The Purchaser paid $10.6 million cash to Stratus at closing and assumed the $11.7 million principal balance remaining under Stratus’ 7000 West project loan from Teachers Insurance and Annuity Association of America (TIAA). In connection with the Purchaser’s assumption of the loan, the Seller entered into a First Modification Agreement with the Purchaser and TIAA under which TIAA released the Seller’s $3.5 million letter of credit issued by Comerica Bank that secured certain re-tenanting obligations and released the Seller from all future obligations under the loan (see Exhibit 10.1). In addition, TIAA released Stratus from all future liabilities under its guaranty of the Seller’s environmental representations and recourse obligations under the loan. Stratus intends to use the net proceeds from the sale to reduce its other outstanding debt. Stratus will report an approximate $10 million gain on the transaction in its first-quarter 2006 results.

Item 8.01. Other Events.

Stratus issued a press release, dated March 29, 2006, announcing completion of the sale of 7000 West (see Exhibit 99.1).

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ John E. Baker
----------------------------------------
John E. Baker
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: March 29, 2006

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

10.1
First Modification Agreement dated March 27, 2006, by and between Stratus 7000 West Joint Venture, as Old Borrower, and CarrAmerica Lantana, LP, as New Borrower, and Teachers Insurance and Annuity Association of America, as Lender.

99.1	Press release dated March 29, 2006, titled “Stratus Properties Inc. Announces Completion of Sale of 7000 West.”